UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 17, 2017

WEBSTER FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 Bank Street, Waterbury, Connecticut 06702
(Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 578-2202

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Leadership Transition
On September 19, 2017, Webster Financial Corporation (the "Company") issued a press release announcing that James C. Smith, Chairman and Chief Executive Officer of the Company, plans to retire from his position as Chief Executive Officer effective December 31, 2017.  The Company also announced that the Company's Board of Directors (the "Board") has selected John R. Ciulla, who currently serves as President of the Company, to succeed Mr. Smith as Chief Executive Officer of the Company, and join the Board, effective January 1, 2018.  Following his retirement as Chief Executive Officer, Mr. Smith will continue to serve as non-executive Chairman of the Board and, at the request of the Board, will serve as an advisor to the Company.
Mr. Ciulla, age 52, is currently President of the Company and Webster Bank, N.A.  Mr. Ciulla joined the Company in 2004 and has served in a variety of management positions at the Company, including chief credit risk officer, senior vice president, commercial banking, where he was responsible for several business units, and executive vice president and head of Middle Market Banking.  He was promoted to lead Commercial Banking in January 2014 and to President in October 2015.  Prior to joining the Company, Mr. Ciulla was managing director of The Bank of New York, where he worked from 1997 to 2004.  He is the Chairman of the board of the Connecticut Business & Industry Association and serves on the board of the Business Council of Fairfield County.  Mr. Ciulla's assumption of the position of Chief Executive Officer of the Company, in which capacity he will provide leadership of the Company, led to the conclusion that he should serve as a director.  There are no family relationships between Mr. Ciulla and any director or executive officer of the Company or relationships or related transactions between Mr. Ciulla and the Company that are required to be reported.
Retirement and Advisory Services Agreement with Mr. Smith
    In connection with Mr. Smith's agreement to serve as an advisor to the Company following his retirement as Chief Executive Officer, Mr. Smith and the Company have entered into an  agreement providing for advisory services commencing on January 1, 2018 and ending on December 31, 2019, subject to renewal by the Company.  In addition to Mr. Smith providing advisory services to the Company, the agreement extends the duration of Mr. Smith's current non-solicitation and non-competition covenants to cover the period during which Mr. Smith is providing advisory services to the Company, and one year thereafter in the event Mr. Smith voluntarily terminates his advisory services.  Pursuant to the agreement, Mr. Smith will be paid director fees at the rate of $250,000 per year in respect of his service as Chairman of the Board and an annual advisory fee of $450,000 in respect of his service as an advisor to the Company.  In addition, in recognition of the superior shareholder value created and maintained through the development of the Company's executive team, Mr. Smith's implementation of the Company's succession plan, and the orderly transition of his responsibilities as Chief Executive Officer to his successor, Mr. Smith will receive a cash award of $2 million, which will vest and be paid on July 2, 2018, subject to Mr. Smith's performance under the agreement through that date.

Upon certain qualifying terminations of Mr. Smith's advisory services, Mr. Smith would also be entitled to receive the cash award and advisory fees through the end of the then-current term.

The foregoing description of the retirement and advisory services agreement with Mr. Smith does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.
Exhibit No.	Description
10.1	Retirement and Advisory Services Agreement, dated as of September 17, 2017, by and between Webster Financial Corporation and James C. Smith.
99.1	Press release, dated September 19, 2017, regarding the retirement of Mr. Smith and appointment of Mr. Ciulla.

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSTER FINANCIAL CORPORATION

Date: September 19, 2017	By:	/s/ Harriet Munrett Wolfe
Name: Harriet Munrett Wolfe
Title: Executive Vice President, General Counsel, and Secretary

EXHIBIT INDEX
Exhibit No.	Description
10.1	Retirement and Advisory Services Agreement, dated as of September 17, 2017, by and between Webster Financial Corporation and James C. Smith.
99.1	Press release, dated September 19, 2017, regarding the retirement of Mr. Smith and appointment of Mr. Ciulla.